Exhibit 99.1

Infinity Pharmaceuticals Reports IPI-549 Clinical and Translational Data from Completed

Monotherapy Dose-Escalation Component of Phase 1/1b Clinical Study in Patients with

Advanced Solid Tumors at SITC Annual Meeting

– IPI-549 Was Well Tolerated and Demonstrated Clinical Activity, with a 44 Percent Clinical

Benefit Rate Including One Partial Response –

– Initial Translational Data Demonstrated IPI-549 Treatment Results in Immune Stimulation

with Early Evidence of Biological Activity Correlating with Clinical Benefit –

– Infinity to Expand Ongoing Clinical Study Evaluating IPI-549 in Combination with Opdivo®

with the Addition of Two New Cohorts: Mesothelioma and Adrenocortical Carcinoma –

– Clinical Data from Combination Dose Escalation and Expansion Components of the Study

Anticipated Throughout 2018 –

– Company to Host Investor Reception and Webcast Friday Morning –

National Harbor, MD, November 10, 2017 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today reported Phase 1 clinical and translational data for IPI-549, an oral, selective phosphoinositide-3-kinase-gamma (PI3K-gamma) inhibitor that targets immune-suppressive tumor macrophages. These data from the recently completed monotherapy dose-escalation component of the Phase 1/1b study demonstrated that IPI-549 dosed once daily (QD) was well tolerated and clinically active. Among 18 patients evaluable for activity, there was a 44 percent clinical benefit rate, defined as patients who had remained on treatment for at least 16 weeks, including one partial response in a patient with advanced peritoneal mesothelioma. Additionally, initial translational data from patient blood samples demonstrated that IPI-549 treatment results in immune stimulation, with early evidence of biological activity correlating with clinical benefit. The late-breaking abstract describing these findings will be presented today in an oral presentation during the “Clinical Trials: New Agents” session at the 2017 Society for Immunotherapy of Cancer (SITC) Annual Meeting taking place in National Harbor, MD, November 10 – 12. IPI-549 is believed to be the only selective PI3K-gamma inhibitor in clinical development.

“As the majority of patients treated with IPI-549 monotherapy have advanced forms of cancer and received several therapies prior to enrollment in this study, it’s very encouraging that 44 percent of patients stayed on treatment for at least 16 weeks, including a patient with a partial response who has remained on treatment for over a year and continues on study today,” stated David Hong, M.D., Deputy Chair, Department of Investigational Cancer Therapeutics, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, TX. “There is a significant need for better treatment options for patients, especially for patients who do not respond to, or develop resistance to, existing immunotherapies as well as for types of cancer where there is limited benefit from treatment with checkpoint inhibitors. Selective inhibition of PI3K-gamma is emerging as an exciting new approach to inducing an immune response, and I look forward to my continued participation in this study.”

Infinity is evaluating IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in a Phase 1/1b study in approximately 200 patients with advanced solid tumors. The study includes four parts: monotherapy dose escalation, monotherapy expansion, combination dose escalation and combination expansion. Infinity has completed the monotherapy dose escalation, and the monotherapy expansion component of the study is underway. Infinity expects to complete the combination dose escalation and initiate the combination expansion cohorts by the end of 2017. To date, IPI-549 has been well tolerated as a monotherapy and in combination with Opdivo.

Infinity also announced today that it is adding two additional cohorts to the combination expansion component of the study, one in mesothelioma and one in adrenocortical carcinoma (cancer of the adrenal gland). These two new cohorts are based in part on the partial response reported in a patient with mesothelioma in the monotherapy dose-escalation portion of the study and a partial response in a patient with adrenocortical carcinoma in the combination dose-escalation component of the study. Both mesothelioma and adrenocortical carcinoma represent underserved patient populations.

“An important feature of our clinical trial is that it has a flexible design that allows us to continue to be data-driven in adding additional cohorts in response to evidence of clinical activity and medical need,” stated Adelene Perkins, chief executive officer at Infinity. “In particular, patients with mesothelioma and adrenocortical carcinoma have limited effective treatment options, and our early evidence of activity suggest the potential for IPI-549 to improve outcomes for these patients.”

“We are very pleased with how the Phase 1/1b study of IPI-549 continues to progress, and we anticipate additional results throughout 2018 from the monotherapy expansion cohort as well as data from the combination dose escalation and disease-specific expansion cohorts,” Ms. Perkins continued.

Based on progress made during 2017, Infinity expects to achieve the following IPI-549 data milestones in 2018:

•	Report data from the monotherapy expansion component of the study in the first half of 2018

•	Report data from the combination dose-escalation component of the study in the first half of 2018

•	Report initial data from the combination expansion component of the study in the first half of 2018

•	Report additional data from at least six combination expansion cohorts, with more mature clinical and translational data, including insights from paired tumor biopsies, in the second half of 2018

Details of Today’s Late-Breaking Abstract

In an oral presentation entitled “Monotherapy dose escalation clinical and translational data from first-in-human study in advanced solid tumors of IPI-549, an oral, selective, PI3K-gamma inhibitor targeting tumor macrophages” (Abstract O43), Dr. Hong will discuss clinical and translational data from the monotherapy dose escalation of the Phase 1/1b study of IPI-549. The data reported today from an October 18, 2017, data cutoff included 19 patients evaluable for safety and 18 patients evaluable for activity who received monotherapy doses of IPI-549 ranging from 10 mg to 60 mg QD.

Summary of Clinical Data

Data from the monotherapy dose escalation demonstrated that IPI-549 treatment was well tolerated. Among 19 patients evaluable for safety, no dose limiting toxicities were identified, and a maximum tolerated dose was not reached. The majority of side effects reported were Grade 1 or Grade 2, and there were no treatment-related serious adverse events or deaths. The pharmacokinetic and pharmacodynamic properties of IPI-549 appeared favorable, with near-complete and sustained inhibition of PI3K-gamma at doses at or above 20 mg QD, supporting once daily dosing of IPI-549. Based on these findings, IPI-549 dosed at 60 mg QD was selected as the recommended monotherapy Phase 2 dose. The monotherapy expansion component of the study is currently ongoing.

Among 18 patients evaluable for activity, 44 percent (8 of 18 patients) showed a clinical benefit (defined as patients who remained on treatment for at least 16 weeks), including one partial response in a patient with advanced peritoneal mesothelioma who has remained on treatment for over one year.

Summary of Translational Data

Peripheral blood samples from patients treated with IPI-549 were analyzed to characterize the potential mechanism of immune response. Data showed that IPI-549 treatment resulted in immune stimulation, with upregulation of interferon-gamma responsive factors and reinvigoration of exhausted T cells across multiple tumor types and dose levels. Additionally, initial translational data showed clinical benefit was associated with increased numbers of immune-stimulated monocytes, suggesting a biologic correlate in patients who remained on treatment longer. Infinity is continuing its translational analyses and expects to report additional findings in 2018.

Infinity Investor/Analyst Reception and Webcast

In conjunction with the 2017 SITC Annual Meeting, Infinity will host a reception and webcast for investors and analysts today, November 10, 2017, from 6:00 a.m. ET to 8:00 a.m. ET to discuss the clinical development of IPI-549, including a review of data from the Phase 1/1b clinical study. The presentation portion of the reception will be webcast beginning at 6:30 a.m. ET.

Featured speakers will include:

•	David Hong, M.D., Deputy Chair, Department of Investigational Cancer Therapeutics, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, TX

•	Taha Merghoub, Ph.D., Co-Director, Ludwig Collaborative Laboratory and the Swim Across America Laboratory at Memorial Sloan Kettering

The webcast and accompanying slides can be accessed in the “investors/media” section of the company’s website, www.infi.com. A replay of the event will also be available.

About the IPI-549 and the Ongoing Phase 1/1b Study

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor, M2, to an anti-tumor, M1, phenotype and is able to overcome resistance to checkpoint inhibition as well as to enhance the activity of checkpoint inhibitors.1,2 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially additive or synergistic approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

The ongoing Phase 1/1b study being conducted by Infinity is designed to evaluate the safety, tolerability, activity, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo in approximately 200 patients with advanced solid tumors.3 The four-part study includes monotherapy and combination dose-escalation components, in addition to monotherapy expansion and combination expansion components. Patient enrollment is complete in monotherapy dose-escalation, and monotherapy expansion is ongoing. Combination dose-escalation is also ongoing, and combination expansion is expected to begin this year.

The combination expansion component of the study includes multiple cohorts designed to evaluate IPI-549 in patients with specific types of cancer, including patients with non-small cell lung cancer (NSCLC), melanoma, and head and neck squamous cell carcinoma (HNSCC) whose tumors show initial resistance or initially respond to but subsequently develop resistance to immune checkpoint blockade therapy. The combination expansion component also includes a cohort of patients with triple negative breast cancer (TNBC) who have not been previously treated with immune checkpoint blockade therapy, a cohort of patients with mesothelioma and a cohort of patients with adrenocortical carcinoma.

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is developing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo® (nivolumab); clinical trial plans regarding IPI-549; plans to report clinical and translational data of IPI-549; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development or that any positive developments in Infinity’s product portfolio or other strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk

Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2017, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

Contact:

Jaren Irene Madden, Senior Director, Investor Relations and Corporate Communications 617-453-1336 or Jaren.Madden@infi.com

###

[1]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[2]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[3]	www.clinicaltrials.gov, NCT02637531.